Exhibit 10.16

Certain identified information has been marked in the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

EXECUTION VERSION

AKOUOS, INC.
[**]

October 27, 2017

Massachusetts Eye and Ear Infirmary
John Fernandez, President and CEO
243 Charles St.
Boston, MA 02114

The Schepens Eye Research Institute, Inc.
John Fernandez, President and CEO
20 Staniford St.
Boston, MA 02114

Lonza Houston, Inc.
Attn:  Business Head
8066 El Rio St.
Houston, TX 77056

RE:         Letter Agreement Regarding Sublicense of Ancestral Technology

Dear Sir or Madam:

Akouos, Inc., a Delaware corporation (“Akouos”) and Lonza Houston, Inc., a Delaware corporation (“Lonza”) intend to enter into or, concurrently with the execution of this Letter Agreement, are entering into that certain Sublicense Agreement effective as of October 23, 2017, as such agreement may be amended from time to time (the “Sublicense Agreement”).  Under the Sublicense Agreement, Lonza will grant Akouos an exclusive license within the Field of Use as defined therein (the “Akouos Field”) to certain Patent Rights and Know-How owned or controlled by The Schepens Eye Research Institute, Inc. a Massachusetts nonprofit corporation (“SERI”) and/or the Massachusetts Eye and Ear Infirmary, a Massachusetts corporation (“MEE”) and exclusively licensed to Lonza pursuant to that certain License, Collaboration and Commercialization Agreement between MEE, SERI and Lonza, effective as of August 24, 2016, as such agreement may be amended from time to time (the “Lonza Agreement”), which may include Patent Rights and Know-How generated pursuant to that certain Sponsored Research Agreement between MEE, SERI and Lonza effective as of August 24, 2016, as such agreement may be amended from time to time (the “Sponsored Research Agreement”).  Further, MEE, SERI and Akouos are concurrently with the execution of this Letter Agreement entering into a License Agreement wherein MEE will grant Akouos an exclusive license under the Licensed Intellectual Property (as defined therein) in the Field of Use and Expanded Field of Use (each as defined therein) (such agreement, the “MEE-Akouos License Agreement”).  This letter agreement (“Letter Agreement”) is to confirm the understanding between MEE, SERI and Akouos regarding such

Patent Rights and Know-How.  Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Sublicense Agreement.  MEE, SERI and Akouos agree as follows:

1.             Consent to Sublicense Agreement.  MEE and SERI each hereby consent to the execution, delivery and performance by Lonza and Akouos of the Sublicense Agreement in accordance with its terms.

2.             Compliance with Applicable Terms of Sublicense Agreement.

(a)           Without limiting any of their obligations set forth in this Letter Agreement, MEE and SERI shall each abide by the terms and conditions of the Sublicense Agreement that are expressly applicable to each of them to the same extent as if they were each a party to the Sublicense Agreement, including, without limitation, (a) the limitations set forth in Section 2.4.2 of the Sublicense Agreement with respect to rights in the Licensed Intellectual Property retained by MEE and SERI under the Lonza Agreement and (b) the obligations to:  (i) enter into a Replacement License Agreement with Akouos in accordance with Section 10.5.6 of the Sublicense Agreement; (ii) prosecute, maintain defend and enforce the Ancestral Technology Patent Rights within the Akouos Field solely in accordance with the applicable terms of Articles 8 and 9 of the Sublicense Agreement; (iii) be joined as a party in any Infringement action or proceeding in connection with the prosecution, maintenance, defense and enforcement of Ancestral Technology Patent Rights within the Akouos Field if and to the extent required under Sections 9.2.1 and 9.2.4 of the Sublicense Agreement; and (iv) permit Akouos to prosecute, maintain and enforce such Ancestral Technology Patent Rights, only within the Akouos Field, in accordance with Articles 8 and 9 of the Sublicense Agreement, including by allowing Akouos or its Sublicensee to join in any legal proceeding brought by MEE and/or Lonza within the Akouos Field, as provided in Section 9.2.2 of the Sublicense Agreement.

(b)           For the avoidance of doubt, MEE and SERI each hereby agree and acknowledge that, to the extent that any of the terms, conditions or requirements under the Lonza Agreement and/or the Sponsored Research Agreement (including but not limited to (a) the Sublicensing Principles as defined in the Lonza Agreement, (b) the Voucher Rights of MEE and SERI as defined in the Lonza Agreement, (c) the scope of the license rights granted to Akouos in the Akouos Field and/or (d) the scope of rights retained by MEE and SERI and/or licensed to MEE and SERI by Lonza) conflict with any of the terms, conditions or provisions of the Sublicense Agreement, the terms, conditions and provisions of the Sublicense Agreement shall supersede and control. MEE and SERI each do hereby waive and release any and all rights to enforce any such conflicting terms, conditions or provisions of the Lonza Agreement and/or Sponsored Research Agreement against any or all of Lonza, Akouos, Akouos’ Sublicensees and any of their respective successors and permitted assigns, such that Akouos shall be deemed to be authorized by MEE and SERI to fully exercise the rights in the Licensed Intellectual Property owned or controlled respectively by MEE and/or SERI and granted to Akouos under the Sublicense Agreement within the Akouos Field, for as long as and to the extent that such grant of sublicense rights to Akouos remains in effect.  Without limiting the foregoing, MEE and SERI shall (i) make no exercise of their Voucher Rights (as defined in the Lonza Agreement) in the Akouos Field with respect to any Licensed Gene Target, (ii) grant no consent to any request by Lonza to grant any rights in the Akouos Field with respect to any Licensed Gene Target to any third party, including as contemplated under

Section 2.8 of the Lonza Agreement, (iii) make no request for Lonza’s consent to grant rights in the Akouos Field with respect to any Licensed Gene Target to any third party, including as contemplated under Section 2.8 of the Lonza Agreement (nor shall it actually grant any such rights) and (iv) restrict their exercise of Retained Academic Rights (as defined in the Lonza Agreement) in the Akouos Field to those rights expressly reserved for MEE and SERI under the Sublicense Agreement.  For the avoidance of doubt, each of the foregoing obligations, covenants and restrictions described in this Section 2(b) shall not apply, or be of any further force or effect with respect to MEE or SERI or Lonza in regards to any Licensed Gene Target that is terminated under the applicable provisions of Article 10 of the Sublicense Agreement, as of the effective date of any such termination, on a Licensed Gene Target by Licensed Gene Target basis, and in such case the applicable provisions of the Lonza Agreement will govern with respect to that Licensed Gene Target.

3.             [**].  With respect to the certain research rights granted under the Licensed Intellectual Property by MEE to [**] pursuant to the [**] Agreement, MEE represents and warrants that (a) such rights do not conflict with the licenses granted by Lonza to Akouos under the Sublicense Agreement and (b) it has granted [**] no rights under the Licensed Intellectual Property, and no rights to acquire any license or ownership interest in the Licensed Intellectual Property, in each case other than the rights granted under the [**] Agreement.  MEE shall not amend or waive, or take any action or omit to taking any action that would alter, any of [**]’s rights or obligations under the [**] Agreement in any manner that materially adversely affects, or would reasonably be expected to materially adversely affect, Akouos’ rights and benefits under the Sublicense Agreement.  By way of non-limiting example, MEE shall not amend the [**] Agreement to grant [**] any rights to develop or commercialize any products or services using any of the Licensed Intellectual Property.

4.             Representations and Warranties.  MEE and SERI each represent and warrant to Akouos that (a) as of the execution and delivery by Lonza, MEE and SERI of the Lonza Agreement, MEE and SERI, collectively, had the sole and exclusive right to grant the licenses granted thereunder to Lonza and (b) as of the date of this Letter Agreement (i) the Lonza Agreement and the Sponsored Research Agreement are in full force and effect and, to its knowledge, there has been no uncured breach of the Lonza Agreement or the Sponsored Research Agreement and Lonza is not currently in default or violation of any of its obligations under the Lonza Agreement or the Sponsored Research Agreement, (ii) other than licenses granted to Lonza under the Lonza Agreement and Sponsored Research Agreement and to [**] under the [**] Agreement, it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title or interests in the Akouos Field to any Ancestral Technology Patent Rights or any Know-How that relates to the Ancestral Technology, (iii) other than the BCH Patent Rights (as defined in MEE-Akouos License Agreement), it does not own or control any Patent Rights that would prevent Akouos, its Affiliates or its or their Sublicensees from developing, manufacturing and/or commercializing Licensed Products in the Akouos Field as set forth in the Sublicense Agreement, (iv) there are no claims, judgments or settlements against or pending with respect to any Licensed Intellectual Property, and to its knowledge, no such claims, judgments or settlements are threatened and (v) it has not commenced or threatened any proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of any Licensed Intellectual Property.

5.             Further Assurances.  MEE and SERI shall execute such documents and take such lawful actions as are reasonably necessary to enable Akouos to carry out the purpose and intent of the Sublicense Agreement.  MEE shall be jointly and severally liable for any breach by SERI of its obligations under this Letter Agreement.

6.             Assignment.  Neither this Letter Agreement nor any interest herein may be assigned, in whole or in part, by MEE or SERI without the prior written consent of Akouos; provided, however, that either of them shall be entitled, without any requirement for the consent of Akouos, to assign this Letter Agreement solely in its entirety in connection with an assignment of the Lonza Agreement in accordance with its terms, to the assignee of the Lonza Agreement, whether through purchase, merger, consolidation, transfer or otherwise.  Further, MEE and SERI shall assign this Letter Agreement in accordance with the previous sentence in the event of the assignment of the Lonza Agreement, whether through purchase, merger, consolidation or otherwise.  Akouos may assign this Letter Agreement only to an assignee of the Sublicense Agreement in connection with an assignment of the Sublicense Agreement by Akouos to such assignee, if and as permitted under Article 17 thereof.  Any assignment in circumvention of the provisions of this Section 6 will be void.  This Letter Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Notwithstanding the foregoing, any third party to which this Letter Agreement and the obligations hereunder may be assigned must agree, as a condition to such assignment, to be bound by the terms of this Letter Agreement.

7.             Notices.  Any notice or request required or permitted to be given under or in connection with this Letter Agreement will specifically refer to this Letter Agreement, and will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the party for which such notice is intended, at the address set forth for such party below:

In the case of MEE or SERI, to:	Director, Intellectual Property & Commercial Ventures Massachusetts Eye and Ear Infirmary 243 Charles Street Boston, MA 02114

In the case of Akouos, to:	Dr. Emmanuel Simons Akouos,Inc. [**]

or to such other address for such party as it will have specified by like notice to the other parties, provided that notices of a change of address will be effective only upon actual receipt thereof.  All notices under this Letter Agreement will be deemed effective upon receipt.

8.             Amendments; No Waiver of Rights.  No amendment or modification of or supplement to the terms of this Letter Agreement will be binding on a party unless reduced to writing and signed by all parties.  Any waiver of any rights or failure to act in a specific instance will not operate or be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

9.             Severability.  In case any one or more of the provisions contained in this Letter Agreement will, for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability, will not affect any other provision of this Letter Agreement, and the Parties will negotiate in good faith to modify this Letter Agreement to preserve (to the extent possible) their original intent.

10.          Counterparts.  This Letter Agreement, or any part thereof requiring signing by the Parties, may be executed in separate counterparts, each of which will be an original as against any party whose signature appears thereon but all of which together will constitute one and the same instrument.  A facsimile transmission of the signed Letter Agreement, and those parts thereof requiring signing by the parties, will be legal and binding on the parties.

11.          Entire Agreement.  This Letter Agreement sets forth the entire agreement among the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties as to the subject matter hereof.  This Letter Agreement and all disputes arising out of or related to this Letter Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, will be construed, governed, interpreted and applied in accordance with the laws of the State of New York, U.S.A., without regard to conflict of laws principles.

[Signature Page Follows]

This Letter Agreement is signed below by authorized representatives of MEE, SERI and Akouos, indicating the parties’ acceptance of the terms and conditions herein:

AGREED AND ACCEPTED:

Akouos, Inc.

/s/ Emmanuel Simons
Name:	Emmanuel Simons
Title:	CEO & President

AGREED AND ACCEPTED:

Massachusetts Eye and Ear Infirmary and
The Schepens Eye Research Institute, Inc.

/s/ John Fernandez
Name:	John Fernandez
Title:	President & CEO

Although Lonza is not a party to this Letter Agreement, the Letter Agreement is signed below by an authorizing representative of Lonza, indicating Lonza’s acknowledgment of the respective rights and obligations of Akouos, MEE and SERI hereunder:

ACKNOWLEDGED:

Lonza Houston, Inc.

/s/ Ryan Scanlon
Name:	Ryan Scanlon
Title:	Vice President